EXHIBIT 10.19

                        THIRD AMENDMENT AND MODIFICATION
                         TO LOAN AND SECURITY AGREEMENT

     THIS THIRD AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "AMENDMENT") is made effective as of March 15, 2000 by and among TODAY'S MAN, INC., a Pennsylvania corporation ("BORROWER"); each of the Subsidiaries of the Borrower identified under the caption "Guarantor" on the signature pages of this Amendment (individually, a "GUARANTOR" and, collectively, the "GUARANTORS"); each of the financial institutions identified under the caption "Lenders" on the signature pages of this Amendment (including without limitation Mellon in such capacity) (individually, a "LENDER" and, collectively, the "LENDERS"); and MELLON BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "AGENT").

                                   BACKGROUND

Borrower, Guarantors, Lender and Agent previously entered into a certain Loan and Security Agreement dated December 4, 1998, as amended by (i) that certain First Amendment and Modification to Loan and Security Agreement dated April 28, 1999, and (ii) that certain Second Amendment and Modification to Loan and Security Agreement dated October 13, 1999 (as amended, the "LOAN AGREEMENT"), pursuant to which, inter alia, Lender agreed to extend to Borrower a revolving credit facility up to a maximum outstanding principal amount of Forty-Five Million Dollars ($45,000,000.00).

Borrower, Guarantors, Lender and Agent have also entered into certain interim letter agreements pending completion of this Amendment.

Borrowers, Guarantors, Lender and Agent are entering into this Amendment to amend certain terms and conditions of the Loan Agreement, including without limitation, the following:

Establishing the Contract Period for the Revolving Credit Facility for a full two (2) periods after the date of this Amendment; and

Providing for permitted Out-of-Formula Advances for a period of time.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

CONTRACT PERIOD. The Contract Period is reset for a full two (2) year period commencing on the date of this Agreement and expiring on March 15, 2002. Accordingly, the definition of "Contract


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Period" in SECTION 1.1 of the Loan Agreement is amended to read in its entirety as follows:

          "CONTRACT PERIOD means a period of time commencing on the date of this Agreement and expiring on March 15, 2002."

MAXIMUM REVOLVING CREDIT FACILITY AMOUNT. The Maximum Revolving Credit Facility Amount is reset at $35,000,000. Accordingly the definition of "Maximum Revolving Credit Facility" in SECTION 1.1 of the Loan Agreement is amended in its entirety to read as follows:

          "MAXIMUM REVOLVING CREDIT FACILITY AMOUNT means $35,000,000."

     Borrower agrees to execute and deliver to Agent on or before March 22, 2000 replacement Notes in the aggregate amount of the revised Maximum Revolving Credit Facility Amount, which replacement Notes are given in substitution and replacement for the existing Notes and not in payment or satisfaction of such existing Notes. Such replacement Notes shall be in form and content acceptable to Agent. All references to Notes in the Loan Documents shall be deemed to be references to the replacement Notes. Upon receipt of the original signed replacement Notes by the Lenders, the Lenders will return to Borrower the prior Notes marked "Replaced" or "Substituted".

INTEREST RATE. (A) GENERAL. Notwithstanding anything to the contrary contained in the Loan Agreement or the Notes, effective as of the date hereof and at all times hereafter, the "Base Rate plus Applicable Margin" as such term is used in the Loan Agreement shall equal at all times three-quarter percent (3/4%) in excess of the Base Rate in effect from time to time, each change to take effect simultaneously with a corresponding change in the Base Rate without notice to Borrower. Agent and Lender agree that ninety (90) days after Borrower receives New Capital Funds in an amount at least equal to $12,000,000 (net of customary transaction costs) as further described in SECTION 11 below and absent a Default or an Event of Default, the "Base Rate plus Applicable Margin" as such term is used in the Loan Agreement shall equal at all times one-quarter percent (1/4%) in excess of the Base Rate in effect from time to time, each change to take effect simultaneously with a corresponding change in the Base Rate without notice to Borrower. Interest will be charged monthly in arrears and calculated on the basis of a 360 day year.

     (b) LIBOR RATE OPTION. Notwithstanding anything to the contrary contained in the Loan Agreement, Borrower agrees that Borrower shall have no further right to elect that any sums outstanding under the Notes may accrue interest at the LIBOR Rate plus Applicable Margin. Notwithstanding the foregoing, Agent and Lender agree that ninety (90) days after Borrower receives New Capital Funds in an amount at least equal to $12,000,000 (net of customary transaction costs) and absent a Default or an Event of Default, Borrower shall have the right to elect that sums outstanding under the Notes accrue interest at the LIBOR Rate plus Applicable Margin, provided that the Applicable Margin for such LIBOR Rate Loans shall equal three percent (3%) per annum in excess of the LIBOR Rate. All other limitations and requirements set forth in the Loan Agreement for LIBOR Rate Loans shall continue for any new permitted LIBOR Rate Loans under this Section.


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     (c) BASE RATE DEFINITION. The definition of "Base Rate" in SECTION 1.1 of the Loan Agreement is amended to read in its entirely as follows:

     "BASE RATE the rate per annum which is the higher of (i) the Agent's Prime Rate, or (ii) the Federal Funds Rate plus 1/2%, in effect from time to time (such interest rate to change immediately upon any change in the Prime Rate or Federal Funds Rate)."LETTERS OF CREDIT. In conjunction with the resetting of the Maximum Revolving Credit Facility Amount, the sublimit for Letters of Credit is reset. Accordingly, SECTION 4.4 of the Loan Agreement is amended to read in its entirety as follows:

     "SUBLIMITS. Agent shall have no obligation (a) to issue any Letter of Credit, if the aggregate outstanding undrawn amount of all Letters of Credit would exceed $15,000,000.00; (b) to issue any Standby Letters of Credit, if the aggregate outstanding undrawn amount of all Standby Letters of Credit would exceed $2,000,000.00; (c) to issue any Letter of Credit, if a Default or Event of Default has occurred; or (d) to issue any Letter of Credit if the Revolving Credit Facility Usage plus the amount of such new Letter of Credit to be issued exceeds (i) the Borrowing Base plus permitted Out-Of-Formula Advances under SECTION 9 of the Third Amendment and Modification to this Agreement (as reduced by all Reserves), or (ii) the Maximum Revolving Credit Facility Amount."

TERMINATION OF REVOLVING CREDIT FACILITY AND TERMINATION FEE. In conjunction with the resetting of the Contract Period and the Maximum Revolving Credit Facility Amount, the early termination fees are reset. Accordingly, SECTION 7.10 of the Loan Agreement is hereby amended to read in its entirety as follows:

     "7.10 TERMINATION OF REVOLVING CREDIT FACILITY AND TERMINATION FEE . Borrower may terminate the Revolving Credit Facility only upon at least thirty (30) days' prior written notice to Agent and payment to Agent (for the pro rata benefit of the Lenders) of a termination fee as set forth below.

     Such termination fee shall be payable if the Revolving Credit Facility is terminated regardless of the source of funds used to repay in full the Obligations, including without limitation financing provided by another Person, financing provided by


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     one or more of the Lenders, the proceeds of a debt or equity offering by
     Borrower, a sale of any of the assets of Borrower or a "securitization" of any assets of Borrower. The following termination fees shall be payable:

               (i) If the termination occurs on or before March 15, 2001, the termination fee will be equal $1,050,000.00.

               (ii) If the termination occurs after March 15, 2001, but on or before March 14, 2002, the termination fee will be equal to $700,000.00.

     In the event the Revolving Credit Facility is terminated as a result of an Event of Default, Agent (for the pro rata benefit of the Lenders) shall be entitled to receive the termination fee required to be paid under the prior paragraphs. In the event that Agent, Requisite Lenders or all Lenders, as required under this Agreement, agree to waive any Event of Default but require as a condition of such waiver that the Contract Period be reduced or the Revolving Credit Facility be terminated within a finite time period after such waiver, Agent (for the pro rata benefit of the Lenders) shall be entitled to receive the termination fee required to be paid under the prior paragraphs.

     The termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section shall be deemed included in the Obligations."

     FINANCIAL COVENANTS. ARTICLE 13 of the Loan Agreement is hereby amended to read in its entirety as follows:


          "13.1. TANGIBLE NET WORTH. Borrower will maintain Tangible Net Worth of not less than the following amounts for the following periods:


    Amount                                     Periods
    ------                                     -------
$48,809,000.00              as of November 30, 1999 and at all times  thereafter
                            until  January 28, 2000;

$39,340,000.00              as of January 29, 2000  $36,500,000.00 as of January


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                            30, 2000 and at all times thereafter until
                            April 28, 2000;

$37,000,000.00              as of April 29, 2000 and at all times thereafter
                            until June 30, 2000;

$37,500,000.00              as of July 1, 2000 and at all times thereafter until
                            August 25, 2000;

$37,000,000.00              as of August 26, 2000 and at all times thereafter
                            until  September 29, 2000;

$36,500,000.00              as of September 30, 2000 and at all times
                            thereafter until October 27, 2000;

$37,250,000.00              as of October 28, 2000 and at all times
                            thereafter until November 24, 2000;

$38,000,000.00              as of November 25, 2000 and at all times thereafter
                            until December 29, 2000; and

$39,500,000.00              as of December 30, 2000 and at all times thereafter.

          13.2. INDEBTEDNESS TO TANGIBLE NET WORTH RATIO. Borrower will maintain a ratio of Indebtedness (excluding any Subordinated Indebtedness) to Tangible Net Worth of not more than the following ratios for the following periods.

Maximum Permitted Ratio                    Periods
-----------------------                    -------
1.08 to 1.0                  as of January 29,2000;1.45 to 1.0 as of January
                             30, 2000 and at all times through February 2, 2001; and

1.15 to 1.0                  as of February 3, 2001 and at all times thereafter.

          13.3. CAPITAL EXPENDITURES. Borrower will not cause, suffer or permit Borrower's aggregate annual Capital Expenditures to exceed the following amounts for the following periods:

      Amount                                Periods
      ------                                -------
  $7,000,000.00               for the Fiscal Year ending January, 2000; and

  $7,500,000.00               for the Fiscal Year ending January, 2001 and for
                              each fiscal year-end thereafter.


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


     To the extent that the permitted amount of Capital Expenditures are not used in any one fiscal year, the unused portion not to exceed fifty percent (50%) of permitted Capital Expenditures for such year may be utilized in the following fiscal year. The limitations on permitted Capital Expenditures set forth above shall not apply to Capital Expenditures funded with Warrant Proceeds as permitted under SECTION or to Capital Expenditures made by Borrower to repair or replace items damaged by a casualty loss.

          13.4. FIXED CHARGE COVERAGE RATIO. Borrower will maintain a Fixed Charge Coverage Ratio tested quarterly on a rolling four (4) quarters basis of not less than following ratio for the following periods:

     Ratio                                    Periods
     -----                                    -------
 1.10 to 1.0         as of the fiscal  quarter  ending  January  31, 2001 and as of the end of each fiscal quarter end thereafter.

          13.5. NET INCOME/NET LOSS. Borrower will maintain a level of Net Income for each fiscal month, commencing with the fiscal month ending March 31, 2000, so that its loss for each such fiscal month is not greater than $1,000,000.00. Compliance with this covenant will be calculated on a month-by-month basis without carrying forward or carrying back any income or loss from any other periods.

          13.6. MOST FAVORED LENDER. Borrower agrees promptly to notify Agent of any agreement for borrowed money to which Borrower is a party or under which it is obligated and to provide Agent with a copy of such agreement. If such agreement contains or at any time is amended to contain financial covenants more restrictive than those contained in this SECTION, upon Agent's request, Borrower agrees to amend this Agreement accordingly so that the covenants contained herein are substantially the same as those contained in such other agreements for borrowed money."

DELETION OF CERTAIN SECTIONS. SECTIONS 3.7, 6.4 AND 12.24 of the Loan Agreement are hereby deleted and shall be of no further force and effect.

NEW STORE LOCATIONS. Borrower agrees that Borrower will not open any new store locations after the date hereof without the prior written consent of Agent which consent may be withheld


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


by Agent at its sole discretion.

PERMITTED OUT-OF-FORMULA ADVANCES AND USAGE. Notwithstanding anything contained in the Loan Agreement, the Loan Documents or any other document to the contrary, the Revolving Credit Facility Usage may exceed the formula availability calculated pursuant to SECTIONS 2.1 AND 2.3 of the Loan Agreement by an amount not to exceed (i) $4,500,000.00 for a period commencing on the date hereof and ending on May 15, 2000, (ii) $3,400,000.00 for a period commencing on May 16, 2000 and ending on June 15, 2000, and (iii) $2,500,000.00 for a period commencing on June 16, 2000 and ending on June 30, 2000. On June 30, 2000, all Out-Of-Formula Advances must be repaid in full. In no event shall the outstanding Revolving Credit Facility Usage (including the permitted Out-Of-Formula Advances described above) exceed $35,000,000.00. The provisions in that certain letter agreement among the Borrower, Guarantors, Lender and Agent dated February 11, 2000 regarding permitted Out-Of-Formula Advances is hereby terminated and shall be of no further force or effect. For purposes of this Amendment and the Loan Agreement "Out-Of-Formula Advances" shall be redefined to mean the amount by which the then existing Revolving Credit Facility Usage exceeds the then applicable Borrowing Base.

Upon the occurrence of a Default or an Event of Default under the Loan Documents, at the Agent's option, Borrower will repay all Out-Of-Formula Advances.

ADDITIONAL GUARANTOR. On or before March 22, 2000 Borrower will comply with and will cause Todaysman.com, Inc., its newly formed Subsidiary to comply with the provisions of SECTION 11.23 of the Loan Agreement regarding the addition of Todaysman.com, Inc. as an additional Guarantor.

NEW CAPITAL FUNDS. Borrower has represented to Lender and Agent that Borrower is seeking to raise additional equity funds or subordinated debt financing ("NEW CAPITAL FUNDS") from various sources. Borrower acknowledges and agrees that the issuance of stock in connection with Borrower obtaining new equity, the incurrence of new subordinated indebtedness and matters related to obtaining such New Capital Funds will require the prior written consent of Lender and Agent. Borrower agrees to provide Agent with weekly up-dates regarding its current and future efforts to obtain New Capital Funds and agrees to provide Agent with copies of all material undertakings, commitments or similar proposals or agreements to provide New Capital Funds promptly upon receipt of such items by Borrower, together with a description of how Borrower intends to respond to such proposals, the timetable for such transactions and such information as Agent may reasonably require regarding the source and terms of such New Capital Funds.

MORTGAGE. On or before March 22, 2000, Borrower will execute or cause the owner to execute and deliver to Agent for the benefit of the Lenders a mortgage to be recorded by Agent, in form and content acceptable to Agent and Lender, encumbering the premises owned by David Feld located in Moorestown, New Jersey and all improvements thereon and all rents, leases, rights, licenses and approvals related thereto, together with such collateral documents and due diligence


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


items as Agent may require. Such mortgage lien shall be subject only to such prior mortgage liens as may be acceptable to Agent.

FINANCIAL PLAN. On or before March 24, 2000, Borrower shall provide to Agent a written financial plan for Borrower's fiscal year 2000, in form and content acceptable to Agent, setting forth the operations, financial condition, balance sheet, cash flows and availability schedules, and any other matter or thing related thereto as requested by Agent.

CONSULTANT. Borrower has represented to Lender and Agent that Borrower is in the process of engaging a consultant to assist Borrower in obtaining the New Capital Funds; in preparing, completing and implementing a business plan for fiscal year 2000; and in general business operations. Borrower agrees to provide Agent with weekly updates regarding its efforts to engage such consultant and to provide Agent promptly with background information regarding each proposed consultant.

VENDORS AND FACTORS. On or before March 31, 2000, Borrower shall deliver to Agent written evidence, in form and content acceptable to Agent in its sole discretion, that unsecured trade credit lines in amounts and on terms acceptable to Agent in its sole discretion are available to Borrower from its key vendors and factors.

FEES. Borrower agrees to pay to Agent (for the benefit of Lender) the fees set forth in that certain fee letter between Borrower and Agent of even date herewith.

CONFIRMATION OF COLLATERAL. Nothing contained herein shall be deemed to be a compromise, satisfaction, accord and satisfaction, novation or release of any of the Loan Documents, or any rights or obligations thereunder, or a waiver by Agent or any Lender of any of its rights under the Loan Documents or at law or in equity. All liens, security interest, rights and remedies granted to Agent or Lenders in Loan Documents are hereby ratified, confirmed and continued.

CHALLENGE TO ENFORCEMENT. Borrower and Guarantors acknowledge and agree that they do not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents, or the enforcement of any of the terms or conditions thereof.

REPRESENTATION WARRANTIES. Borrower and Guarantors hereby represent and warrant, which representations and warranties shall survive until all Obligations are paid and satisfied in full, as follows:

          (a) All representations and warranties of Borrower and Guarantors set forth in the Loan Documents are true and complete in all material respects as of the date hereof. Borrower and Guarantors will certify and deliver to Agent revised Schedules to the Loan Documents on or before March 22, 2000 reflecting any new or revised facts or circumstances. Borrower and Guarantors represent and warrant to Lenders that all of such revised facts and circumstances have been previously disclosed to Lenders verbally by Borrower and in no way are likely to result in any Material Adverse Change.

          (b) Upon the execution of this Amendment, no condition or event exists or has occurred which would constitute an event of default under the Loan Documents or under any other agreement between Borrower, any Guarantor and any other third party (or would, upon the giving of notice or the passage of time, or both constitute an event of default).

          (c) Borrower has not received any notice of default or event of default from any other lender, trustee or lessor with respect to any other loan, financing or lease agreement.

          (d) The execution and delivery of this Amendment by Borrower and Guarantors and all documents and agreements to be executed and delivered pursuant to the terms hereof:

               (1) have been duly authorized by all requisite corporate action by Borrower and by each Guarantor;

               (2) will not conflict with or result in the breach of or constitute a default (upon the passage of time, delivery of notice or both) under Borrower's or any Guarantor's Articles of Incorporation, By-Laws or any applicable statute, law, rule, regulation or ordinance or any indenture, mortgage, loan or other document or agreement to which Borrower or any Guarantor is a party or by which any of them is bound or affected; and

               (3) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower or any Guarantor, except liens in favor of the Agent or as permitted hereunder or under the Loan Documents.

               (4) DEFAULT. Any default by Borrower or Guarantors of any of the terms, conditions or covenants set forth in this Amendment shall constitute an Event of Default under the Loan Agreement.

               (5) CONDITIONS. The obligation of Agent and Lender to enter into this Amendment is subject to the following conditions (any of which may be waived by Agent):

               (6) LOAN DOCUMENTS. Borrower and Guarantors and all other required persons and entities will have executed and delivered to Agent this Amendment and such other documents as Agent may require.

               (6) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Borrower and Guarantors set forth in the Loan Documents, as amended hereby and as qualified by SECTION 19(A) of this Amendment, will be true at and as of the date hereof.

               (7) NO DEFAULT. No condition or event shall exist or have occurred which would constitute a Default or an Event of Default hereunder.

               (8) OTHER DOCUMENTS. Such other documents as may be required to be submitted to Agent by the terms hereof or any of the Loan Documents shall have been delivered by or on behalf of Borrower and Guarantors to Agent.

               (9) ADDITIONAL DOCUMENTS; FURTHER ASSURANCES. Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrower, any and all other documents, agreements, statements, resolutions, certificates, consents and information as Agent may require in connection with the matters or actions described herein. Borrower further covenants and agrees to execute and deliver to Agent or to cause to be executed and delivered at the sole cost and expense of Borrower, from time to time, any and all other documents, agreements, statements, certificates and information as Agent shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Agent's interest in the Collateral. All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Agent in its sole discretion.

               (10) CERTAIN FEES, COSTS, EXPENSES AND EXPENDITURES. Borrower will pay all of the Agent's expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, costs and fees and expenses of counsel retained by Agent and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated. Nothing contained herein shall limit in any manner whatsoever any Lender's or Agent's right to reimbursement under any of the Loan Documents.


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

               (11) COMMUNICATIONS AND NOTICES. All notices, requests and other communications made or given in connection with this Amendment shall be made in accordance with the provisions of the Loan Agreement.

               (12) TIME OF ESSENCE. Time is of the essence of this Amendment.

               (13) NO WAIVER. Except as otherwise provided herein, nothing contained and no actions taken by Agent in connection herewith shall constitute nor shall they be deemed to be a waiver, release or amendment of or to any rights, remedies, or privileges afforded to Agent under the Loan Documents or under the UCC. Nothing herein shall constitute a waiver by Agent of Borrower's or any Guarantor's compliance with the terms of the Loan Documents, nor shall anything contained herein constitute an agreement by Agent to enter into any further amendments with Borrower and Guarantors.

               (14) INCONSISTENCIES. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower and Guarantors.

               (15) BINDING EFFECT. This Amendment and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               (16) SEVERABILITY. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

               (17) NO THIRD PARTY BENEFICIARIES. The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

               (18) MODIFICATIONS. No modifications of this Amendment or any of the Loan Documents shall be binding or


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


          enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

               (18) HOLIDAYS. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

               (19) LAW GOVERNING. This Amendment has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

               (20) HEADINGS. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

               (21) COUNTERPARTS; FACSIMILE SIGNATURES. This Amendment may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Any signature delivered via facsimile shall be deemed an original signature hereto.


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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be legally bound hereby.

                                 BORROWER:

                                 TODAY'S MAN, INC., a Pennsylvania corporation

                                 By: ____________________________________
                                     Frank E. Johnson, Executive Vice President
[CORPORATE SEAL]



                                 GUARANTORS:

                                 BENMOL, INC., a Delaware corporation

                                 By: ____________________________________
                                     Frank E. Johnson, President
[CORPORATE SEAL]

                                 D & L, INC., a Delaware corporation

                                 By: ____________________________________
                                     Frank E. Johnson, President
[CORPORATE SEAL]

                                 FELD & FELD, INC., a Delaware corporation

                                 By: ____________________________________
                                     Frank E. Johnson, President
[CORPORATE SEAL]

                                 TODAYSMAN.COM, INC., a Delaware corporation

                                 By: ____________________________________
                                        Frank E. Johnson, President

[CORPORATE SEAL]
                       (SIGNATURES CONTINUED ON NEXT PAGE)


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


                    (SIGNATURES CONTINUED FROM PREVIOUS PAGE)


                                 LENDERS:

                                 MELLON BANK, N.A.

                                 By: ____________________________________
                                 Name/Title: _____________________________

                                 AGENT:

                                 MELLON BANK, N.A.

                                 By: ____________________________________
                                 Name/Title: _____________________________


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